Exhibit 10.1

FIRST AMENDMENT OF

UNITED NEWVENTURES LONG TERM INCENTIVE PLAN

           The United NewVentures Long Term Incentive Plan (the "Plan") originally adopted effective July 1, 2000 is hereby amended effective June 24, 2003 in the following respects:

           1.           VESTING. Notwithstanding any provision of the Plan to the contrary, a Participant's Vested Interest and vested Account Balance shall be determined solely based on service through December 8, 2002. A Participant will receive credit for vesting service only if the Participant was continuously an active employee of the Employer through December 8, 2002. Vesting service will be credited under this paragraph for a fractional Plan Year and for a Participant whose years of service are not a whole integer, the Participant's Vested Interest shall be determined by straight line interpolation.

           2.           COMPUTATION OF INCENTIVE AWARD. Notwithstanding any provision of the Plan to the contrary, each Participant's Incentive Award shall be determined, and will become a fixed dollar amount, as of December 8, 2002 based on each Participant's Level of Participation and Vested Interest as of December 8, 2002 and the difference between the Starting Value and Interim Value determined as of December 8, 2002.

           3.           PAYMENT OF INCENTIVE AWARD. Notwithstanding any Plan provision to the contrary, awards shall be paid subject to the following:

           (a)           The nonvested portion of the December 8, 2002 balance of each Participant's Cash Subaccount shall be forfeited and the vested portion shall become a fixed dollar amount.

           (b)           The amount of each Participant's Incentive Award determined under Paragraph 2 of this First Amendment shall be credited to the Participant's Cash Subaccount as of December 8, 2002 and shall be treated as vested at the time of credit.

           (c)           A Participant's Cash Subaccount shall cease to be adjusted by an interest credit under Section V.E.6 of the Plan after December 8, 2002.

           (d)           A Participant's Cash Subaccount shall be reduced by 40% of its stated dollar amount to reflect "bankruptcy adjustment" and such portion shall be forfeited.

           (e)           In no event shall cash payments made to Participants after December 8, 2003 exceed, in the aggregate, Eleven Million Dollars ($11,000,000). If the Company elects under paragraph (f) to convert the form of payment to equity, the fair market value of such equity at the time of conversion may not exceed Eleven Million Dollars ($11,000,000).

           (f)           The Company in its sole and absolute discretion may, at any time prior to payment, elect to convert each Participant's Cash Subaccount to equity equal in value to the Participant's Cash Subaccount and thereafter make distribution in the form of equity (consistent with the Chapter 11 process and restructuring and the terms of any applicable confirmed Chapter 11 plan of reorganization).

           (g)           The Company intends to propose in any applicable confirmed plan of reorganization that payment to Participants will be made upon the "effective date" of, and as defined in, such plan of reorganization; provided, however, that each Participant who voluntarily terminates employment with ULS and all Company affiliates prior to payment will forfeit his or her right to any payment under the Plan. If a Participant's employment with ULS and all Company affiliates is involuntarily terminated, such Participant will receive payment on the same basis as a Participant who is an active employee of ULS.

            4.           NO POSTPETITION AGREEMENT. This amendment to the Plan shall not: (a) alter the pre-petition nature of the Plan for the purposes of the Company's bankruptcy cases or for any other purpose; (b) alter the validity, priority or amount of any claims that may have arisen or may arise under the Plan, other than what the validity, priority, or amount of such claims would have been had this amendment not been made; (c) elevate any claims against the Company arising under the Plan to administrative expense priority status solely by reason of this amendment; (d) constitute a post-petition agreement or an assumption or adoption thereof; (e) be construed in any way to mean that the Plan is an executory contract or post-petition agreement; or (f) act as an assumption or adoption of the Plan.